Exhibit 10.1

SHARE PURCHASE AGREEMENT

PredicXion Group Limited / K25.ai and NewGenIVF Group Limited

Date: 27 July 2026

Parties

1.	PredicXion Group Limited, a company organised under the laws of the British Virgin Islands, with registered address at Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands (the “Company”);

2.	NewGenIVF Group Limited, a British Virgin Islands incorporated company, with registered address at 1/F, Pier 2, Central, Hong Kong (the “Buyer”); and

3.	Kong Yiu CHEUNG, being the registered and beneficial owner of the Purchased Shares (the “Seller”). Each of the Company, Buyer and Seller is a “Party” and together the “Parties”.

Recitals

(A)	Buyer wishes to acquire, and Seller wishes to sell, shares representing 3% of the fully diluted equity of the Company at an agreed equity valuation of US$250,000,000.

(B)	The aggregate purchase price is US$7,500,000, payable 50% in cash and 50% in Buyer’s Class A ordinary shares.

(C)	The Parties intend this Agreement to constitute the complete and binding terms of the transaction and to supersede any prior term sheet, heads of agreement or understanding relating specifically to this 3% acquisition.

1.	Definitions and Interpretation

“Business Day” means a day other than a Saturday, Sunday or public holiday on which banks are open for general business in the British Virgin Islands, Singapore and Hong Kong.

“Cash Consideration” means US$3,750,000, comprising the Deposit and the remaining US$3,562,500 payable at Closing.

“Closing” means completion of the sale and purchase of the Purchased Shares under Clause 4.

“Closing Date” means the date selected by the Seller by at least two Business Days’ written notice after satisfaction or waiver of the Closing Conditions, provided that it shall be no later than the Long-Stop Date.

“Consideration Shares” means 2,500,000 Class A ordinary shares of Buyer, issued at the agreed price of US$1.50 per share, having an aggregate agreed value of US$3,750,000.

“Long-Stop Date” means 30 November 2026. Time is of the essence.

“Material Adverse Change” means an event that directly and materially prevents a Party from lawfully completing Closing, excluding changes in market, securities, digital asset, industry or regulatory conditions generally; changes in the Company’s valuation, business plan, forecasts or operating performance; matters disclosed to Buyer; and any change arising from announcement or pendency of this transaction.

“Purchased Shares” means 1,500 ordinary shares of the Company, representing 3% of the Company’s fully diluted equity immediately before Closing, or such other number as is necessary to deliver exactly 3% on that basis.

“Seller Dedicated Account” means any bank account, digital asset wallet or other payment destination designated by Seller in writing for receipt of the Cash Consideration in any fiat currency or cryptocurrency selected by Seller.

References to laws or listing rules include amendments and replacements. Headings do not affect interpretation. “Including” means including without limitation. Obligations of the Seller are several and limited to the Purchased Shares owned by the Seller.

2.	Sale and Purchase

At Closing, Seller shall sell, transfer and deliver the Purchased Shares to Buyer, and Buyer shall purchase them, free from liens created by Seller and together with all rights attaching from Closing. Legal and beneficial title shall not pass until Seller has received the Cash Consideration in cleared, irrevocable funds and valid evidence of issuance and delivery of all Consideration Shares.

3.	Purchase Price and Payment

The aggregate purchase price is US$7,500,000 (the “Purchase Price”), calculated by reference to a US$250,000,000 equity valuation of the Company, and shall be paid as follows:

Component	Amount	Payment Mechanics
Cash Consideration	US$3,750,000	Paid in any cryptocurrency or fiat currency, and by any payment method, designated by Seller in writing, to the Seller Dedicated Account. Seller must receive the full amount net of all fees, deductions, withholding and transfer costs.

Consideration Shares	2,500,000 Class A ordinary shares of Buyer at US$1.50 per share	Book-entry issuance and delivery through Buyer’s transfer agent directly to Seller or Seller’s nominee, together with transfer-agent confirmation and all documents required under Clause 3.2.

3.1	Cash Payment Control

Payment is complete only when the full Cash Consideration is irrevocably credited and freely available in the Seller Dedicated Account. Buyer bears all bank, blockchain, gas, intermediary, conversion and transfer costs. Buyer may not set off, counterclaim, withhold or deduct any amount. If withholding is legally required, Buyer shall gross up the payment so Seller receives US$3,750,000 net.

3.2	Consideration Shares; Issuance and Protection

●	The Consideration Shares shall be validly issued, fully paid, non-assessable, free of all liens and pre-emptive rights, and rank pari passu with Buyer’s outstanding Class A ordinary shares, except for restrictions required by applicable securities law.

●	Buyer shall, at its sole cost, obtain all board, shareholder, Nasdaq, SEC, transfer-agent and other approvals necessary for lawful issuance and delivery. Completion is not conditional on Buyer obtaining financing or third-party funding.

●	Buyer shall deliver an opinion of its securities counsel, reasonably satisfactory to Seller, confirming lawful issuance, exemption from registration, compliance with Nasdaq rules and the absence of any further corporate approval requirement.

●	If before Closing Buyer’s shares are suspended, delisted, subject to a trading halt exceeding five consecutive trading days, not capable of lawful issuance, or Buyer cannot deliver all Consideration Shares as required, Seller may elect by notice to: (i) require the entire US$3,750,000 share portion to be paid in cash at Closing; (ii) defer Closing without waiving any right; or (iii) terminate and exercise its remedies under Clause 10.

●	Any restrictive legend shall be limited to what applicable law strictly requires. Buyer shall promptly cooperate, at its own cost, in any lawful legend removal, Rule 144 process or Regulation S resale process after the applicable holding or distribution-compliance period.

●	No reduction in the number of Consideration Shares shall be made for market-price movement, reverse split, recapitalisation or other corporate action. If Buyer effects any share split, consolidation, reclassification, dividend or similar event before delivery, the number and class of Consideration Shares shall be equitably adjusted so Seller receives the same economic and voting position.

3.3	Deposit

On or before 27 July 2026, Buyer shall pay a non-refundable deposit of US$187,500, equal to 5% of the Cash Consideration (the “Deposit”) in any cryptocurrency or fiat currency, and by any payment method, designated by Seller in writing. Buyer shall pay the Deposit to the bank account, digital asset wallet or other payment destination designated by Seller. Buyer shall bear all bank, blockchain, gas, intermediary, conversion, transfer and other payment costs. The Deposit shall be deemed paid only upon Seller’s receipt of value equivalent to US$187,500, net of all fees, deductions and withholding, in cleared, irrevocable and freely available form reasonably satisfactory to Seller. The Deposit shall be credited against the Cash Consideration at Closing. Except where Closing fails solely because of Seller’s finally determined, uncured material breach that makes Closing legally impossible, the Deposit is non-refundable and may be retained by Seller.

4.	Closing

Closing shall occur remotely by exchange of documents and electronic signatures. All Closing actions are interdependent and are deemed simultaneous. Seller is not required to release transfer instruments or permit registration of Buyer until full payment and delivery have occurred.

4.1	Deliveries by Seller and Company

●	executed share transfer instrument for the Purchased Shares, held to Seller’s order pending full receipt of the Purchase Price;

●	the original share certificate or equivalent evidence of title, if applicable;

●	certified board and shareholder resolutions of the Company approving the transfer and registration of Buyer;

●	an updated register of members showing Buyer as holder of the Purchased Shares, released only after full payment; and

●	a closing certificate confirming satisfaction or waiver of conditions applicable to Seller and the Company.

4.2	Deliveries by Buyer

●	the remaining US$3,562,500 of the Cash Consideration, after crediting the Deposit, in cleared and irrevocable funds;

●	transfer-agent confirmation, book-entry statement and securities-law opinion for all Consideration Shares;

●	certified board and, if required, shareholder resolutions approving this Agreement and the issuance and delivery of the Consideration Shares;

●	evidence reasonably satisfactory to Seller of compliance with Nasdaq and applicable securities laws; and

●	a closing certificate confirming the accuracy of Buyer’s representations and compliance with its covenants.

5.	Closing Conditions

Seller’s and the Company’s obligation to close is subject to satisfaction or waiver by Seller of each condition below. Conditions benefiting Seller may be waived only in writing by Seller. Buyer shall use all efforts and bear all costs to satisfy its conditions promptly.

5.1	Limited Confirmatory Due Diligence

Buyer’s due diligence is limited to corporate authority, capitalisation, title to the Purchased Shares and material legal impediments to Closing. Buyer is deemed fully satisfied unless, within five Business Days after receiving the requested materials, it gives a detailed written notice identifying a specific uncured legal impediment. Buyer may not rely on valuation, commercial, market, operational, forecast, financing or investment-committee matters to delay or refuse Closing.

5.2	Conditions

●	all necessary corporate and regulatory approvals of Buyer have been obtained and remain effective;

●	the Consideration Shares are approved for issuance and, where required, listing on Nasdaq;

●	Buyer’s representations are true at signing and Closing;

●	Buyer has performed all pre-Closing obligations, including payment of the Deposit;

●	no order specifically restrains Closing; and

●	there has been no Material Adverse Change affecting Buyer’s legal ability to issue and deliver the Consideration Shares or pay the Cash Consideration.

No condition may be invoked by Buyer where its non-satisfaction results from Buyer’s act, omission, delay, lack of funds, failure to seek approval or breach. Buyer’s obligations are not subject to financing, market conditions, share price, shareholder sentiment or completion of any other transaction.

6.	Representations and Warranties

6.1	Seller

●	Seller owns the Purchased Shares and has authority to transfer them;

●	the Purchased Shares are free from liens created by Seller;

●	execution and performance do not violate Seller’s constitutional documents or any binding order applicable specifically to Seller; and

●	where Seller receives Consideration Shares in reliance on Regulation S, Seller is not acquiring them for the account or benefit of a U.S. person.

Seller gives no representation regarding the Company’s future performance, valuation, forecasts, regulatory outcome, business plan or investment return. Buyer confirms it has made its own independent assessment and is not relying on any statement not expressly set out in this Agreement.

6.2	Company

The Company represents only that it is duly organised and validly existing under BVI law, has authority to enter into this Agreement, and its register of members and capitalisation information supplied for Closing are accurate in all material respects. Except for fraud, the Company gives no other representation or warranty, express or implied.

6.3	Buyer

●	Buyer is duly organised, validly existing and has full authority to enter into and perform this Agreement;

●	Buyer is a foreign private issuer whose Class A ordinary shares are listed on Nasdaq under ticker NIVF;

●	all Consideration Shares will be validly issued, fully paid, non-assessable and lawfully deliverable;

●	Buyer has sufficient authorised share capital and all necessary approvals to issue the Consideration Shares without violating Nasdaq rules, SEC rules, its constitutional documents or any agreement;

●	Buyer’s public filings are current and accurate in all material respects, and no material non-public fact exists that would make the issuance materially misleading or unlawful;

●	Buyer is not subject to any undisclosed delisting determination, prolonged trading suspension, insolvency event, enforcement action or restriction that may impair payment, issuance, listing or tradability;

●	Buyer has sufficient immediately available resources to pay the Cash Consideration, and no financing condition applies;

●	Buyer has conducted its own legal, financial, tax and commercial review and is a sophisticated investor; and

●	Buyer has not relied on any warranty or representation other than those expressly stated in this Agreement.

7.	Covenants

●	Buyer shall promptly make all filings, applications and submissions and take all action necessary to complete Closing no later than the Long-Stop Date.

●	Until Closing, Buyer shall not take any action intended or reasonably likely to frustrate payment, issuance, Nasdaq approval or completion.

●	Each Party shall keep transaction terms confidential, except for required legal, regulatory, Nasdaq or SEC disclosures. Buyer shall provide Seller and the Company a reasonable opportunity to review any announcement or filing referring to them, subject to law and time-sensitive filing obligations.

●	Buyer shall not use the K25.ai, PredicXion or Company name, marks, business or transaction as a financing rationale, promotional claim or strategic endorsement except with the Company’s prior written consent, other than factual disclosure legally required.

●	All transfer, issuance, stamp, filing, transfer-agent and similar costs arising from the consideration or Buyer’s issuance shall be borne by Buyer. Each Party bears its own income taxes.

8.	Indemnities and Liability

Buyer shall indemnify and keep indemnified Seller, the Company and their directors, officers and affiliates against all losses, liabilities, claims, costs and expenses arising from: (i) Buyer’s breach; (ii) failure to pay or validly issue the consideration; (iii) any defect, illegality or misstatement relating to the Consideration Shares or Buyer’s public disclosures; (iv) any Nasdaq, SEC, shareholder or transfer-agent non-compliance attributable to Buyer; and (v) taxes, fees or costs allocated to Buyer.

Seller’s and the Company’s aggregate liability, other than for fraud or wilful misconduct, shall not exceed the cash actually received by Seller under this Agreement. No claim may be brought against Seller or the Company more than six months after Closing. Neither Seller nor the Company is liable for indirect, consequential, punitive, speculative or loss-of-profit damages. Buyer’s payment obligations, title claims, fraud, indemnity for securities-law matters and obligations concerning the Consideration Shares are not subject to any cap or limitation period shorter than the applicable statutory period.

9.	Restrictive Covenants and No Set-Off

Buyer may not assign, transfer, novate, charge or declare a trust over its rights or obligations without Seller’s prior written consent. Seller may assign payment rights to an affiliate or nominee by notice. Buyer shall perform all obligations without set-off, counterclaim, deduction or withholding, except as expressly required by law and subject to gross-up under Clause 3.1.

10.	Default, Long-Stop and Termination

10.1	Buyer Default

Buyer is in default if it fails to pay the Deposit, fails to satisfy a condition within its control, fails to close by the Long-Stop Date, repudiates the transaction, or otherwise materially breaches this Agreement.

10.2	Seller Remedies

Upon Buyer default, Seller may, by notice and without prejudice to accrued rights, elect either:

●	specific performance, injunctive relief and an order requiring Buyer to pay and issue the full Purchase Price; or

●	termination, retention of the Deposit and payment by Buyer of a reverse termination fee of US$3,000,000 within five Business Days.

The reverse termination fee is agreed as a reasonable and proportionate pre-estimate of loss, opportunity cost, disruption and reputational harm, and not a penalty. Seller shall not obtain double recovery for the same loss, but may recover enforcement costs, interest and losses exceeding the fee where caused by fraud, wilful misconduct or a breach of confidentiality, securities-law or indemnity obligations.

10.3	Seller Default

Buyer may terminate only where Closing is legally impossible solely because of Seller’s finally determined material breach that remains uncured for 15 Business Days after detailed written notice. In that event only, Seller shall return the Deposit without interest, and that return is Buyer’s sole monetary remedy, except for fraud.

10.4	Accrued Rights and Survival

Termination does not affect accrued rights. Clauses concerning payment, confidentiality, indemnities, limitations of liability, remedies, governing law and dispute resolution survive.

11.	Interest and Costs

Any overdue amount bears interest from the due date until payment at 12% per annum, compounded monthly, or the maximum lawful rate if lower. Buyer shall reimburse Seller and the Company for reasonable legal and enforcement costs incurred in enforcing Buyer’s payment, issuance or closing obligations.

12.	Governing Law and Dispute Resolution

This Agreement is governed by the laws of the British Virgin Islands. Any dispute arising out of or relating to this Agreement shall be finally resolved by arbitration administered by the BVI International Arbitration Centre under its rules. The tribunal shall consist of one arbitrator, the seat shall be the British Virgin Islands and the language shall be English. Nothing prevents Seller or the Company from seeking urgent interim, injunctive or conservatory relief in any court of competent jurisdiction.

13.	Miscellaneous

Entire Agreement: This Agreement constitutes the entire agreement concerning this 3% acquisition and supersedes prior discussions concerning it.

Amendments: Any amendment or waiver must be in writing signed by Seller, Buyer and, where its rights are affected, the Company.

Waiver: A delay or failure to exercise a right is not a waiver. Rights and remedies are cumulative.

Further Assurance: Buyer shall execute all documents and take all actions reasonably requested to give full effect to the transaction.

Notices: Notices shall be in writing and delivered by email and courier to the addresses notified by each Party, and are effective upon confirmed receipt.

Counterparts and E-signatures: This Agreement may be signed in counterparts and by electronic signature, each of which is an original and together form one instrument.

Severability: An invalid provision shall be modified to the minimum extent necessary to make it enforceable while preserving the commercial intent.

Third-Party Rights: Except for indemnified persons under Clause 8, no person who is not a Party has rights under this Agreement.

SIGNATURES

PREDICXION GROUP LIMITED

By:	/s/ Andy Cheung
Name:	Andy Cheung
Title:	CEO
Date: 27 July 2026

NEWGENIVF GROUP LIMITED

By:	/s/ Alfred Siu
Name:	Alfred Siu
Title:	CEO
Date: 27 July 2026

SELLERS

By:	/s/ Andy Cheung
Name:	Andy Cheung
Title:	CEO
Date: 27 July 2026

Schedule A - Seller and Purchased Shares

Seller	Number of Company Shares	Percentage Sold	Consideration
Kong Yiu CHEUNG	1,500 ordinary shares (subject to exact 3% adjustment)	3% fully diluted equity	US$3,750,000 cash + 2,500,000 NIVF Class A ordinary shares

Schedule B - Closing Checklist

●	Deposit received: US$187,500 in the cryptocurrency or fiat form designated by Seller.

●	Remaining cash received: US$3,562,500 net.

●	2,500,000 Consideration Shares issued and delivered.

●	Transfer-agent confirmation and legal opinion delivered.

●	Buyer corporate/Nasdaq/SEC approvals delivered.

●	Company transfer instrument and updated register released.

●	Closing certificates exchanged.